EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST ANNOUNCES PRELIMINARY RESULTS FOR FIRST QUARTER 2010;
COMPANY TO HOLD INVESTOR CONFERENCE CALL ON MAY 12, 2010

CHERRY HILL, NJ, April 22, 2010 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced preliminary, selected unaudited results for the quarter ended March 31, 2010. The news release announcing final results for the quarter ended March 31, 2010 is expected to be disseminated on Wednesday, May 12, 2010, after the market close.

Net revenues for the quarter ended March 31, 2010 were approximately $9.5 million, compared to $8.4 million for the fourth quarter of 2009. Net income for the quarter ended March 31, 2010 was approximately $1.1 million or $0.11 per diluted share, compared to $142,000 or $0.01 per diluted share for the fourth quarter of 2009. The net income for the fourth quarter included restructuring charges of $307,000 or $0.03 per diluted share, which represented one-time termination benefits and facility closure costs related to the relocation of our Sigma Systems subsidiary.

Bookings for the quarter ended March 31, 2010 were approximately $14.0 million, an increase of 49% over the $9.4 million in bookings for the fourth quarter of 2009.

The preliminary results released today have not yet been reviewed by our independent registered public accounting firm and are subject to change.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "We are benefitting from the considerable operating leverage we achieved in our business. During the downturn, we took costs out of our overhead, processes, and all other areas, wherever possible, including the restructuring and consolidation of our manufacturing operations. At this point, we are confident we can continue to satisfy increasing customer demand levels without a significant addition of overhead. We expect to continue to benefit from the demand rebound in semiconductor driven areas, including communications and computing, while also benefitting from opportunities later this year in non-semiconductor areas, including automobiles and medical."

May 12th Investor Conference Call / Webcast Details:

The news release announcing final results for the quarter ended March 31, 2010 is expected to be disseminated on Wednesday, May 12, 2010, after the market close, followed by the Company's quarterly conference call with investors and analysts at 5:00 pm EDT to discuss the Company's results and management's current expectations and views of the industry. The call may also include discussions of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5 p.m. EST on May 12, 2010 is 1-877-407-0784 (domestic) or +1-201-689-8560 (international). A live web cast of the conference call will be available on inTEST's website at www.intest.com. A replay of the call will be available 2 hours following the call through midnight on Wednesday, May 19, 2010 at www.intest.com and by telephone at 1-877-660-6853 (domestic) or +1-201-612-7415 (international). The account number to access the replay is 3055 and the conference ID number is 349733.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information www.intest.com.

CONTACTS:

Hugh T. Regan, Jr.	David Pasquale
Treasurer and Chief Financial Officer	Global IR Partners
inTEST Corporation	intt@globalirpartners.com
Tel: 856-424-6886, ext 201	Tel: 914-337-8801